Exhibit 99.1

LETTER OF TRANSMITTAL

With respect to the Exchange Offer Regarding the

11 1/2% Senior Notes due 2018 issued by Infor (US), Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON             , 2012

To My Broker or Account Representative:

I, the undersigned, hereby acknowledge receipt of the Prospectus, dated             , 2012 (the “Prospectus”) of Infor (US), Inc., a Delaware corporation (the “Issuer”) with respect to the Issuer’s exchange offer set forth therein (the “Exchange Offer”). I understand that the Exchange Offer must be accepted on or prior to 5:00 PM, New York City Time, on                     , 2012.

This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the Issuer’s 11 1/2% Senior Notes due 2018 (the “Original Notes”) held by you for the account of the undersigned.

The aggregate face amount of the Original Notes held by you for the account of the undersigned is (FILL IN AMOUNT): $              of the Original Notes.

With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

☐	TO TENDER the following Original Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF ORIGINAL NOTES TO BE TENDERED, IF ANY): $

☐	NOT TO TENDER any Original Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Original Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuer and you that:

1.	The undersigned is acquiring the Issuer’s 11 1/2% Senior Notes due 2018, for which the Original Notes will be exchanged (the “Exchange Notes”), in the ordinary course of its business;

2.	The undersigned does not have an arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) of Exchange Notes;

3.	The undersigned is not an “affiliate,” as defined under Rule 405 of the Securities Act, of the Issuer; and

4.	The undersigned is not a broker–dealer and does not engage in, and does not intend to engage in, a distribution of the Original Notes or the Exchange Notes.

If the undersigned is a broker–dealer, and acquired the Original Notes as a result of market making activities or other trading activities, the undersigned represents that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Original Notes pursuant to the Exchange Offer.

The undersigned also authorizes you to:

(1)	confirm that the undersigned has made such representations; and

(2)	take such other action as necessary under the Prospectus to effect the valid tender of such Original Notes.

The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no–action letters that are discussed in the section of the Prospectus entitled “Exchange Offer.”

Name of beneficial owner(s):

Signatures:

Name (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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